  EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of iCoreConnect Inc. on Form S-8 of our report dated March 22, 2023, except for the effects of the restatement discussed in Notes 2, 4 and 7 – as to which the date is June 16. 2023 which includes an explanatory paragraph as to the ability of iCoreConnect Inc. to continue as a going concern, with respect to our audits of the financial statements of iCoreConnect Inc. as of December 31, 2022 and 2001 and for each of the two years ended December 31, 2022 appearing in the Annual Report on Form 10-K/A of iCoreConnect Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission on June 16, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 27, 2023